Exhibit (g)(4)

SECOND AMENDED AND RESTATED EXPENSE REIMBURSEMENT AGREEMENT

This Second Amended and Restated Expense Reimbursement Agreement (this “Agreement”) is made effective as of June 21, 2024, by and between FS CREDIT OPPORTUNITIES CORP., a Maryland corporation (as successor to FS Global Credit Opportunities Fund, the “Company”), and FS STRUCTURED PRODUCTS ADVISOR, LLC, a limited liability company organized under the laws of the State of Delaware (“FSSPA”).

WHEREAS, the Company and FSSPA are parties to an Amended and Restated Expense Reimbursement Agreement effective as of April 1, 2022 (the “Existing Agreement”), and each of them wishes to amend and restate the Existing Agreement in its entirety upon the terms and conditions hereof;

WHEREAS, the Company is a non-diversified, closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, FS Global Advisor, LLC (“FSGA”) serves as the investment adviser and administrator to the Company and is an affiliate of FSSPA;

WHEREAS, FSGA receives compensation from the Company for its services as investment adviser and is reimbursed for certain costs incurred in providing administrative services to the Company;

WHEREAS, FSSPA serves as the collateral manager and collateral administrator to certain issuers of collateralized loan obligations (each a “CLO Issuer”) listed on Exhibit A hereto (as amended from time to time, “Exhibit A”);

WHEREAS, FSSPA receives compensation from each CLO Issuer for its services as collateral manager and collateral administrator and is also responsible for certain administrative costs of each CLO Issuer;

WHEREAS, each CLO Issuer invests in loans and other credit obligations that are eligible for investment by the Company and issues various tranches of secured notes backed by such obligations, the most junior tranches of which constitute the CLO Issuer’s “equity”;

WHEREAS, the Company owns the percentage of each CLO Issuer’s equity specified on Exhibit A;

WHEREAS, the Company and FSSPA have determined that the Company should not experience any increase in management fees payable, directly to FSGA or indirectly to FSSPA, in respect of the Company’s investment in any CLO Issuer for which FSSPA serves as collateral manager and collateral administrator; and

WHEREAS, the Company and FSSPA have determined that it is appropriate and in the best interests of the Company for FSSPA to reimburse the Company on a quarterly basis in amounts equal to the Reimbursement Payment (as defined below) in respect of each CLO Issuer.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1. FSSPA Reimbursement Payments to the Company

(a) On a quarterly basis, FSSPA shall reimburse the Company in an amount equal to the equation:

Σ((X-Y))*Z

Where:

Σ represents the sum of the resulting amount for each CLO Issuer

X = the compensation received by FSSPA from a CLO Issuer for its collateral management and collateral administrator services

Y = the amount of administrative costs of such CLO Issuer borne by FSSPA during the relevant fiscal quarter (“CLO Costs”) to the extent that such administrative costs would have, if incurred directly by the Company, been reimbursed to FSGA1

Z = (i) 100% for each of Bridge Street CLO I, Ltd. and Bridge Street CLO II, Ltd; and (ii) for (x) each of Bridge Street CLO I, Ltd. and/or Bridge Street CLO II, Ltd. from and after any reset, or other refinancing transaction in respect, of the related CLO issuance, and (y) each other CLO Issuer, in each case, the Company’s percentage of ownership of such CLO Issuer’s equity as listed on Exhibit A

Any payments required to be made by FSSPA pursuant to this Section 1(a) shall be referred to herein as a “Reimbursement Payment.”

(b) FSSPA’s obligation to make a Reimbursement Payment shall automatically become a liability of FSSPA and the right to such Reimbursement Payment shall be an asset of the Company on the last business day of the applicable fiscal quarter. The Reimbursement Payment in respect of any CLO Issuer for any quarter shall be paid by FSSPA to the Company in any combination of cash or other immediately available funds on or before the last day of the next succeeding fiscal quarter. As used herein, fiscal quarter shall mean any three month period ending on March 31, June 30, September 30 and December 31 of each calendar year.

2. Termination and Survival

(a) This Agreement shall become effective with respect to (i) each CLO Issuer as of the date listed on Exhibit A of this Agreement for such CLO Issuer and (ii) any reset CLO issuance as of the date listed on Exhibit A of this Agreement for such reset CLO issuance; provided that for any CLO Issuer or reset CLO issuance for which such date occurred prior to the effectiveness of this Agreement, it is agreed and understood that the Reimbursement Payment would have been made in the same amount under the Existing Agreement as specified under this Agreement.

[1]	Attached hereto as Exhibit B is a non-exhaustive list of CLO Costs that would have, if incurred directly by the Company, been reimbursed to FSGA.

(b) This Agreement shall remain in effect as to each CLO Issuer listed on Exhibit A for so long as (i) the Company owns more than 4.99% of such CLO Issuer’s equity and (ii) FSSPA serves as collateral manager and collateral administrator of such CLO Issuer.

(c) This Agreement shall automatically terminate in its entirety in the event (i) FSGA or an affiliate of FSGA ceases to serve as investment adviser and administrator to the Company or (ii) the board of directors of the Company determines to dissolve or liquidate the Company.

(d) Sections 2 and 3 of this Agreement shall survive any termination of this Agreement.

3. Miscellaneous

(a) The captions of this Agreement are included for convenience only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

(b) This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, this Agreement shall be governed by, and construed in accordance with, the law of the State of New York. For so long as the Company is regulated as a closed-end investment company under the Investment Company Act, this Agreement shall also be construed in accordance with the applicable provisions of the Investment Company Act. In such case, to the extent the applicable laws of the State of Maryland, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control. Further, nothing in this Agreement shall be deemed to require the Company to take any action contrary to the Company’s Articles of Incorporation or Bylaws, as each may be amended or restated, or to relieve or deprive the board of directors of the Company of its responsibility for and control of the conduct of the affairs of the Company.

(c) If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby and, to this extent, the provisions of this Agreement shall be deemed to be severable.

(d) The Company shall not assign this Agreement or any right, interest or benefit under this Agreement without the prior written consent of FSSPA.

(e) This Agreement may be amended in writing by mutual consent of the parties. This Agreement may be executed by the parties on any number of counterparts, delivery of which may occur by facsimile or as an attachment to an electronic communication, each of which shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized representatives as of the date first written above.

FS CREDIT OPPORTUNITIES CORP.

By:	/s/ Edward T. Gallivan, Jr.
Name: Edward T. Gallivan, Jr.
Title: Chief Financial Officer

FS STRUCTURED PRODUCTS ADVISOR, LLC

By:	/s/ Andrew Beckman
Name: Andrew Beckman
Title: Managing Director

Exhibit A

FSSPA CLO Issuers

CLO Issuer:	Bridge Street CLO I, Ltd.
Percent of Equity:	80.114%
Payment Dates:	The 20th day of July, October, January and April of each year beginning on July 20, 2021
Effective Date:	January 28, 2021
Reset Date:	June 21, 2024

CLO Issuer:	Bridge Street CLO II, Ltd.
Percent of Equity:	80.000%
Payment Dates:	The 20th day of January, April, July and October of each year beginning on January 20, 2022
Effective Date:	September 2, 2021

CLO Issuer:	Bridge Street CLO III, Ltd.
Percent of Equity:	80.000%
Payment Dates:	The 20th day of January, April, July and October of each year beginning on July 20, 2023
Effective Date:	December 28, 2022

Exhibit B

Reimbursable CLO Costs

•	CLO accounting.
•	CLO internal operations.
•	Internal control management and testing.
•	Legal services performed with respect to the operation of the CLO, including drafting and reviewing indenture and related deal documentation.
•	Maintenance of financial records.
•	Negotiations with business partners and service providers.
•	Other administrative services, including clerical services to the CLO.
•	Other CLO Administrative Services.
•	Oversight of third-party service providers to the CLO, including third-party pricing and valuation firms, transfer agent, custodian and administrative services providers.
•	Portfolio monitoring, including portfolio compliance test monitoring and reporting.
•	Review of financial statements.
•	Technology-related services provided to the CLO, including technology used for portfolio compliance tests, security and business continuity testing.
•	Trade processing.
•	Compliance matters related to the CLO and related compliance monitoring and testing.
•	Performing due diligence on prospective portfolio companies.
•	Determining whether to purchase, sell or retain CLO investments.
•	Executing, monitoring and servicing the CLO’s investments.